Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES AMENDED EXCHANGE OFFER
     NEW YORK, NY, September 9, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that it has amended its exchange offer for any and all of its outstanding 8.5% Convertible Senior Subordinated Notes due October 2010 (the “Old Notes”) previously commenced on July 13, 2009, and extended on August 11 and 25, 2009 (the “Amended Exchange Offer”), to increase the total consideration being offered to holders of the Old Notes (“Holders”). Under the terms of the Amended Exchange Offer, Mercer is now offering to exchange each $1,000 principal amount of Old Notes for:
•	$1,000 in principal amount of new 8.5% Convertible Senior Subordinated Notes due October 2011 (the “New Notes”);

•	a premium of 17 shares of Mercer common stock (“Common Stock”);

•	a premium of 15 warrants to purchase one share of Common Stock per warrant (the “Warrants”); and

•	accrued and unpaid interest on the Old Notes to, but excluding, the settlement date of the Amended Exchange Offer (the “Interest”).
     Under the Amended Exchange Offer, Holders will receive New Notes in the same principal amount as the Old Notes. The New Notes will have substantially all of the same terms as the Old Notes, including as to interest and conversion, but the maturity date shall be one year later. Holders of Old Notes which are validly tendered and accepted pursuant to the Amended Exchange Offer will receive, in addition to the New Notes and the Interest, additional consideration in the form of 17 shares of Common Stock and 15 Warrants per $1,000 of Old Notes. The Warrants will be exercisable at an exercise price of $4.25 per share of Common Stock and will expire on October 15, 2011.
     Currently, approximately $67.3 million principal amount of the Old Notes are outstanding.

     The Amended Exchange Offer is being made on the terms and conditions set forth in an amended and restated offering circular dated September 9, 2009 (the “Amended and Restated Offering Circular”) and the related amended and restated letter of transmittal (the “Amended and Restated Letter of Transmittal”). Copies of these and other documents will be distributed to all holders of the Old Notes. Requests for additional copies of such documents or questions regarding the procedures for tendering the Old Notes may be directed to the Information Agent for the Exchange Offer, Georgeson Inc., at 1-800-267-4403 (toll free).
     The Exchange Offer is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof and will expire at 5:00 p.m. New York City time on September 23, 2009, unless extended or earlier terminated (the “Expiration Time”). Tendered Old Notes may be withdrawn prior to, but not after the Expiration Time.
     Consummation of the Exchange Offer is subject to the conditions set forth in the Amended and Restated Offering Circular and the Amended and Restated Letter of Transmittal. Subject to applicable law, Mercer may amend, extend or terminate the Amended Exchange Offer at any time.
     This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Amended Exchange Offer is being made only by the Amended and Restated Offering Circular and the Amended and Restated Letter of Transmittal. Holders of the Old Notes are strongly advised to read the Amended and Restated Offering Circular and other related documents when they are filed with the SEC as these documents contain important information.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the continuing effects of the recent economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
(3)
#   #   #